Exhibit 10.10

Certain confidential portions of this exhibit were omitted by means of marking such portions with brackets and asterisks because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed, or constituted personally identifiable information that is not material.

Zhejiang ZEEKR Intelligent Technology Co., Ltd.

and

Sichuan Lynk&Co Automobile Manufacturing Co., Ltd

and

Chengdu Branch of Zhejiang Geely Automobile Co., Ltd

Cooperation Framework Agreement

Project name: [***]

Contract number: [***]

Signing date: February 21, 2023

Cooperation Framework Agreement

This Cooperation Framework Agreement (“this Agreement”) was made and entered into by and between the following Parties on February 21, 2023:

Party A: Zhejiang ZEEKR Intelligent Technology Co., Ltd. (“Party A” or “ZEEKR”)

Party B: Sichuan Lynk&Co Automobile Manufacturing Co., Ltd (“Party B” or “Chengdu Factory”)

Party C: Chengdu Branch of Zhejiang Geely Automobile Co., Ltd (“Party C”)

Party A, Party B and Party C may be referred to individually as a “Party” or collectively as “Parties” hereunder.

Through friendly negotiation, the parties hereby enter into the following agreements for the development and production of [***] and its modified model.

1        Cooperation principles

1.1	Based on the principles of openness, transparency and sharing, all parties shall have full trust and share resources with each other.

1.2	In the process of project development, the control, verification and acceptance of each node shall be under the control of ZEEKR.

1.3	In the production process of the project, the quality control shall be carried out in accordance with the quality assurance system of Chengdu Factory approved by ZEEKR (for details, please refer to Annex 4 Quality Agreement of this Agreement).

2        Cooperation scope

2.1	The parties shall jointly develop and manufacture new-energy pure electric vehicles based on [***] and its modified models. The project code shall be [***] and its modified models (“Cooperative Models”), the cooperative models shall use the brand of "ZEEKR" and the Road Motor Vehicle Manufacturer and Product Announcement (“Product Announcement”) corresponding to the cooperative models shall be registered under the name of Party C.

2.2	For the foregoing purposes, ZEEKR and/or its affiliates will entrust Chengdu Factory with the production of cooperative models; Party C shall, after testing and processing the cooperative models and completing the procedures for applying for Finished Vehicle Delivery Qualification Certificate (“Qualification Certificate ") and other necessary procedures, sell the finished vehicle products to ZEEKR and/or its affiliates; ZEEKR and/or its affiliates will act as the exclusive general distributor of the cooperative models. Please refer to Annex 2 for the division of labor and transaction path of the parties.

3        Rights and obligations of the Parties

3.1	ZEEKR shall be responsible for project development tasks, objectives, costs, development progress and R&D quality control. ZEEKR shall, under the assistance of Party C, be responsible for completing the necessary procedures such as product announcement, 3C certification and declaration of environmental protection announcement of cooperative models, and provide necessary technical data and relevant documents. If the relevant laws and regulations or government authorities require on-site factory audit or on-site inspection, Chengdu Factory shall cooperate with the government authorities, ZEEKR and Party C as required (including but not limited to providing assistance for on-site work and providing documents and materials).

3.2	ZEEKR shall be responsible for direct material supplier selection, pricing and fixing, business negotiation, supplier quality management, supplier capacity management and other supplier management matters; Chengdu Factory shall be responsible for placing purchase orders. ZEEKR is mainly responsible for supply chain management, such as ensuring the timeliness of supply from suppliers, and Chengdu Factory shall provide assistance. Please refer to Annex 3 for details about RASIC division of labor. Chengdu Factory shall, in accordance with acceptance standards and requirements approved by ZEEKR, promptly accept the materials delivered by suppliers (including but not limited to package confirmation, appearance inspection, quantity counting, model checking, quality problems, etc.), properly keep the materials and settle the payment. It is agreed by all parties that the Chengdu Factory will handle the nonconforming products in accordance with the management measures jointly agreed by ZEEKR and Chengdu Factory. If the supplier needs to be paid in advance due to material shortage and other reasons, ZEEKR shall pay the corresponding material price to Chengdu Factory in advance, and the material price paid in advance can be deducted from the total amount of payment for CKDs payable by ZEEKR to Chengdu Factory. If the materials are sluggish due to Party A's reasons, Party A shall bear the expenses. If the materials are sluggish due to Party B's reasons, Party B shall bear the expenses.

3.3	Chengdu Factory shall be fully responsible for the production and manufacturing of cooperative models, including material management, production process development, inspection, etc. It is agreed by the parties that they will perform quality related functions and responsibilities in accordance with the management measures set forth in Annex 4 Quality Agreement.

3.4	Chengdu Factory shall coordinate with Party C to handle the qualification certificate, consistency certificate, 3C labeling and the printing and information uploading of the motor vehicle environmental protection information list for the cooperative models. According to the corresponding data provided by ZEEKR and its affiliates, Party C shall be responsible for the information entry on various platforms, including but not limited to the monitoring platform for new energy vehicles and the battery traceability system; Chengdu Factory shall be responsible for promptly and accurately providing all other information (including but not limited to vehicle production, warehousing, billing and other information) necessary for the completion of the aforementioned work, and liable for the authenticity, accuracy and completeness of such information.

3.5	The parties hereby confirm that although the product announcement is registered under the name of Party C, the new energy credits and carbon emission credits (if applicable) related to the cooperative models shall belong to Party A and/or its affiliates. Party B or Party C shall take necessary actions (for example, selling to a third party) in accordance with the decision as agreed with Party A regarding the rights and interests which shall be enjoyed by Party A or its affiliates, provided that Party A or its affiliates shall bear the taxes and fees arising out of such actions. For clarity, under the same conditions, Party A or its affiliates shall give priority to Party B or its affiliates when selling new energy credits, and Party B or its affiliates shall also give priority to purchasing the new energy credits of Party A or its affiliates when it has the need to purchase new energy credits.

3.6	The parties hereby confirm that the follow-up matters related to government subsidies will be promoted with the friendly assistance of all parties.

3.7	The parties concerned shall conduct follow-up negotiations and sign separate agreements on matters such as the after-sales of cooperative models and delivered vehicles.

4        Factory construction and SOP preparation

4.1	Chengdu Factory is a new automobile production base with high quality and first-class manufacturing and management level, which can meet the quality requirements and capacity requirements of ZEEKR.

4.2	All parties hereby confirm that the Chengdu Factory (including but not limited to investment in plant construction, production line, in-factory logistics, warehousing and other facilities and equipment not dedicated to cooperative models) will be built by Party B with its own funds.

4.3	All parties agree that the infrastructure, technical modification and management and production cost of BX1E and its modified model project will be settled by signing a separate agreement.

5        Capacity scheduling

5.1	ZEEKR shall submit the rolling scheduled capacity plan for "1+3" years starting from the next year to Chengdu Factory in accordance with the scheduled capacity plan submission rules formulated by Chengdu Factory every year. Chengdu Factory shall make best efforts to meet the capacity requirements proposed by ZEEKR.

It is a locked capacity for the first year and scheduled capacity for the next three years.

"1" means that in September of the current year, each brand shall provide Geely Auto Group Co., Ltd. with locked capacity for the next year (calendar year).

"3" means that in September of the current year, each brand shall provide Geely Auto Group Co., Ltd. with scheduled capacity for the last three years of the next four years.

Geely Auto Group Co., Ltd. will confirm the final version of the capacity allocation plan before the end of November of the current year, and each brand shall be responsible for the allocated capacity. The calculation principles are as follows:

1. If the output is within the range of 90%-110% of the locked capacity, it shall be calculated according to the actual output;

2. If the output is less than 90% of the locked capacity, it shall be calculated according to the locked capacity;

3. If the output is higher than 110%, discount can be given, with the specific discount negotiated by both parties separately.

If the actual annual output of ZEEKR exceeds the locked capacity, ZEEKR needs to purchase the excess capacity from Chengdu Factory. If it exceeds the maximum capacity of Chengdu Factory, ZEEKR shall negotiate with Chengdu Factory and confirm the feasibility of production expansion, and then carry out the transformation of Chengdu Factory to meet the capacity demand of ZEEKR. The management and production costs incurred and payable by ZEEKR shall be paid to Chengdu Factory in a lump sum in the month after the transformation is completed. The investment in other assets (land, plant, equipment and other supporting facilities) will be amortized to the cost per vehicle. In principle, the settlement shall be made according to the capacity locked at the beginning of the year. In case of special circumstances, both parties shall negotiate separately.

For clarity, the annual locked capacity referred to in this Agreement is based on the amount last adjusted (if any) for rolling updates.

If the total locked capacity plan received by Chengdu Factory from each brand exceeds the capacity range of Chengdu Factory, Chengdu Factory shall negotiate with each brand to adjust the locked capacity plan according to the specific situation, and implement the adjusted locked capacity plan after the final decision of the manufacturing committee.

5.2	If ZEEKR plans to further increase the supply quantity of cooperative models beyond the annual locked capacity, it shall separately negotiate with Chengdu Factory for the specific matters.

6        Calculation and payment of ex-factory price

All parties hereby confirm that the ex-factory price of the CKDs shall be calculated in accordance with the following formula:

Ex-factory price = BOM cost * ([***]%) + (three factory charges + fixed depreciation and amortization + security contribution + tax and surcharge) * ([***]%)

Where:

•	BOM cost refers to the total material cost (including cargo collection cost and RDC cost, if any) of the finished vehicle products actually delivered to Party A and/or its affiliates, which is paid and purchased by Party B and approved by Party A and/or its affiliates. The specific details shall be separately determined by Party A and/or its affiliates and Party B.

•	Three factory charges refer to direct labor + controllable manufacturing expenses + controllable administrative expenses

•	Fixed depreciation and amortization refers to the uncontrollable manufacturing expenses + uncontrollable administrative expenses

The price of the finished vehicle/CKDs sold by the directory company (Party C, the same below) = the purchase price of the directory company from the OEM (Party B, the same below) + the value-added cost of the directory company in the business × (1+ value-added cost markup rate) + the non-value-added cost of the directory company in the business

Where:

•	"Value-added cost" refers to the direct cost (excluding the price of purchasing the CKDs and accompanying tool kits from the OEM) and indirect cost incurred by the directory company in completing the last process of vehicle production, but excluding financial expenses, non-operating expenses and income tax expenses;

•	"Non-value-added cost" refers to the sales and administrative expenses of the directory company in the business - the value-added cost of the directory company in the business;

•	In 2023, the value-added cost markup rate is [***]%. The markup rate will be uniformly reviewed by Geely Auto Group Co., Ltd. every year.

•	In case of major changes in functions of OEM and directory company due to special requirements of the government, the pricing policy will be adjusted simultaneously upon mutual agreement of both parties.

6.1	For clarity, the foregoing "depreciation and amortization" shall be determined in accordance with the following principles:

(1)	Chengdu Factory's accounting policies (including accounting policy adjustment, the same below) regarding amortization of fixed assets and list of fixed assets have been approved by ZEEKR in advance;

(2)	The depreciation and amortization of the shared fixed assets shall be shared among brands in accordance with the proportion confirmed in Article 5.1 above. If the actual capacity of the current year does not reach the locked capacity, ZEEKR shall properly compensate the difference between the locked capacity and the actual capacity after the negotiation and confirmation between ZEEKR and Chengdu Factory, and pay in a lump sum to Chengdu Factory in January of the next year. Please refer to the Annex 1 for details.

(3)	After the completion of the mass production stage and EOP, Party B will be responsible for the net disposal of the special assets in accordance with the Equipment Management Measures of Geely Holding Group, regardless of whether depreciation and amortization of the special assets are completed, and Party A will participate in the examination and approval of the disposal plan.

6.2	Party A and Party B shall settle "three factory charges" according to the agreed settlement principle of manufacturing expenses. The shared expenses shall be borne by the corresponding subject of each brand in the factory according to the capacity ratio of the cooperative models, while the special expenses for BX1E shall be borne by ZEEKR.

6.3	ZEEKR and Party C shall settle the account on a monthly basis. ZEEKR and Party C shall confirm the work contents before invoicing. Party C shall issue a special VAT invoice according to the agreement of both parties and settle the account at the agreed account period. ZEEKR shall pay the corresponding amount to the bank account designated by Party C and ensure that Party B, Party C and/or their affiliates do not make advance payments. The difference between the amount of invoices issued and actual amount of the prior year will be adjusted in January of the following year.

6.4	Party A and Party B confirm that the above pricing principles also apply to the ex-factory price calculation for special requirements (such as special color cars, etc.), that is, the actual costs incurred due to special requirements shall be settled in accordance with the above ex-factory price determination principles.

7        Security deposit

The parties hereby acknowledge that Party A and/or its affiliates shall pay the mutually agreed security deposit to Party B and/or its affiliates within 45 days after the execution of this Agreement, Party B and/or its affiliates shall return the interest-free security deposit to Party A and/or its affiliates in the month after receiving the payment for the vehicle after mass production delivery, in accordance with the monthly depreciation amount of the special assets for the cooperative models. If the production of cooperative models is terminated before mass production or the equipment depreciation is not completed upon exit after mass production, Article 12 of this Agreement shall apply. If Party A and/or its affiliates have paid in full the purchase price and compensation amount (if any), Party B and/or its affiliates shall refund the remaining portion of the security deposit to Party A and/or its affiliates in the following month.

8        Interest for overdue payment

Party A and/or its affiliates shall pay to Party B and/or its affiliates the amounts stated in Articles 6 and 7 hereof in strict accordance with provisions of this Agreement. If Party A and/or its affiliates delay the payment, they shall pay the overdue interest at the rate of six percent (6%) per annum for the overdue payment, from the overdue date to the actual date of payment.

9        Confidentiality

9.1	During and after the term of this Agreement, no party shall divulge or disclose any Confidential Information to any third party without the written permission of the other parties, unless such information has become available through public channels.

9.2	Each party (including its own employees) shall be obliged to keep confidential this Agreement and all policies, regulations, operation manuals, customer information and product information in the business.

10      Liability for breach of contract

10.1	This agreement is a clear expression of the true will of the parties. During the performance of this Agreement, if any party fails to execute or perform the corresponding responsibilities and obligations in strict accordance with this Agreement, it shall constitute a breach of contract, and the breaching party shall bear the corresponding liabilities for breach of contract. In addition to indemnifying the non-breaching Party for its actual losses, the breaching Party shall bear all expenses incurred by the non-breaching party in obtaining such compensations, including but not limited to legal costs, attorney's fees, travel expenses, etc.

If any party breaches this Agreement, resulting in any loss suffered by any other third party and resulting in any dispute, and the settlement of such dispute ultimately leads to the non-breaching party being liable for any liability, the breaching party shall indemnify the non-breaching party in full for such loss.

In case of early termination of this Agreement due to ZEEKR's liability, that is, the production of cooperative models in Chengdu Factory is stopped before the expiration of the term of this Agreement, ZEEKR shall indemnify Chengdu Factory for the reasonable direct losses arising therefrom in a lump sum. For clarity, the reasonable direct losses of Chengdu Factory are limited to those directly related to the cooperative models, including but not limited to the depreciation amortization of fixed assets that has not yet been borne for the remaining term of this Agreement (calculated at annual scheduled capacity), material inventory, the semi-finished products of the cooperative models manufactured online, the finished vehicles not yet delivered, and employee severance costs. For the specific expense bearing principles, please refer to Article 12.

11      Special provisions for integrity and self-discipline

11.1	Each party undertakes to strictly abide by the following provisions during business dealings:

(1)	It will not transfer any property or non-property interests or benefits to the personnel (including their relatives or other stakeholders, etc., the same below) of other parties (including their minority shareholders, controlling shareholders, actual controllers or other affiliates, the same below) in any name.

(2)	It will not carry out business activities with the personnel of the other parties, and the personnel who are related to each other should refrain from such acts. Within two years after the termination of cooperation, it will not employ or accept the services of the personnel of the other parties without the consent of the other parties.

11.2	In case of any breach of the foregoing agreement, the breaching party shall pay liquidated damages to the non-breaching party at the rate of 30% of the contract amount (or for a contract with a non-fixed amount, the amount actually incurred, the same below). If the contract amount cannot be determined, it shall pay a liquidated damages of RMB300,000 to the non-breaching party. If the case constitutes a crime, it shall be sent to the judicial organ for investigation of criminal responsibility.

11.3	If any party finds that the personnel of the other parties violate the aforementioned provisions for integrity and self-discipline, it shall report to the compliance department of the relevant party or the judicial organ.

11.4	The alteration, transfer, termination, cancellation or invalidation of this Agreement shall not affect the validity of the aforementioned provisions for integrity and self-discipline.

12      Exit cost

Exit node	Expense category	Exit principle
Exit before production	Management and investment fee	The expenses incurred shall be paid by Party A and its affiliates in a lump sum
	Special equipment	The net value shall be purchased by Party A and its affiliates in a lump sum (it shall be first deducted from the security deposit paid), and the equipment shall be removed or disposed of by Party A and its affiliates.
	Shared equipment	The total amount of depreciation and amortization for 2 years after SOP shall be paid according to the scheduled capacity as given in Article 5. If there are new models to make up for part of the loss, both parties can separately discuss the deduction scheme.
Early exit after SOP	Three charges	One-time compensation for factory-related investment expenses (related to OEM models), including but not limited to unamortized investment, employee severance expenses, work-in-process manufacturing expenses, etc. In other cases, exit costs will be determined by the parties through friendly negotiation.
Land, plant and shared equipment
	Special equipment	The net value shall be purchased by Party A and its affiliates in a lump sum (it shall be first deducted from the security deposit already paid but not yet returned), and the equipment shall be removed or disposed of by Party A and its affiliates.

13      Termination and cancellation of this Agreement

13.1	The parties shall terminate this Agreement in writing without any liability if any party:

(1)	is subject to insolvency or liquidation, or any other event similar to that provided by law;

(2)	has any change of ownership, or disposition of all or any of its material business or asset (other than a lawful organizational adjustment) which materially affects the ability of the Party to perform this Agreement.

13.2	This Agreement may be terminated by mutual agreement of the parties.

13.3	If any party delays the performance of this Agreement and fails to perform it after being urged by the non-breaching party, the non-breaching party may unilaterally terminate this Agreement.

13.4	In the event that this Agreement is terminated or canceled for any reason other than the foregoing, the parties shall negotiate in good faith any matters not listed in the above circumstances or matters that should be further discussed.

14      Dispute resolution

This Agreement shall be governed by the laws of the People's Republic of China. If any dispute arises during the performance of this Agreement, it may be settled through negotiation of the parties. If the negotiation fails, any party may bring a lawsuit to the people's court at the place where Chengdu Factory is located.

15      Miscellaneous

15.1	This Agreement shall take effect when signed and stamped by the authorized representatives of the parties, and terminate in accordance with the relevant termination terms of this Agreement. Articles 9, 10, 11, 13 and 14 of this Agreement shall survive after the termination of this Agreement, and the termination of this Agreement shall not affect the rights and obligations arising prior to such termination.

15.2	If supplementary provisions are required for the matters not covered in this Agreement, an ancillary agreement shall be signed separately by the parties through negotiation, which shall be annexed to this Agreement. The Annexes and this Agreement shall have the equal effect.

15.3	The Parties agree that, for purposes of this Agreement, Affiliate means, with respect to an entity, any entity that controls or is controlled by, directly or indirectly through one or more intermediate subjects, or is directly or indirectly under common control of the third party with, the entity. The aforementioned "Control" means having the right to directly manage or have decision-making power over the management of an entity by: (a) directly or indirectly owning more than 50% of the voting shares, registered capital or equity of the entity; (b) having the right to appoint a majority of the members of the Board of Directors or similar governing bodies of the entity; or (3) controlling by contract or other means, and "Controlled" shall have the corresponding meaning in accordance with the foregoing “Control”. For the purpose of this Agreement only, Party A's affiliates do not include Party B and Party C and all entities not controlled by ZEEKR Technology Limited; the affiliates of Party B or Party C do not include Party A and all entities controlled by ZEEKR Technology Limited.

15.4	This Agreement shall be in sextuplicate, with each party holding two copies each, and each copy shall have the same legal effect.

[Signature page]

Annex 1:	Explanation of depreciation and amortization principles

[***]

Annex 2: Division of labor and transaction path of the parties

[***]

Annex 3: RASIC division of labor

[***]

Annex 4: Quality agreement

Quality Agreement

[***]

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